SUB-ADVISORY AGREEMENT

This Sub-Advisory Agreement (“Agreement”), executed as of March 21, 2016, is between LINCOLN INVESTMENT ADVISORS CORPORATION, a Tennessee corporation (the “Adviser”), and BLACKROCK ADVISORS, LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, Lincoln Variable Insurance Products Trust (the “Trust”), on behalf of one or more of its series, (each, a “Fund” and collectively, the “Funds”) which are open-end management investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”) has entered into an Investment Management Agreement dated April 30, 2007, with the Adviser, as it may be amended from time to time (the “Investment Management Agreement”) pursuant to which the Adviser has agreed to provide certain investment management services to the Funds; and

WHEREAS, the Adviser desires to appoint Sub-Adviser as investment sub-adviser to provide the investment advisory services to one or more of the Funds as specified on Schedule A, and Sub-Adviser is willing to serve in such capacity;

WHEREAS, the Sub-Adviser may desire to engage, pursuant to a written agreement (“Subadvisory Affiliate Agreement”), one or more affiliates that the Sub-Adviser controls, is controlled by or is under common control with (each a “Subadviser Affiliate”, collectively the “Subadviser Affiliates”), that are registered with the Securities and Exchange Commission (“SEC”) as investment advisers under the Investment Advisers Act of 1940, as amended (“Advisers Act”) to assist the Sub-Adviser in discharging its obligations under this Agreement on the terms hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.	SERVICES TO BE RENDERED BY SUB-ADVISER TO THE FUND.

(a) The Adviser hereby appoints the Sub-Adviser as investment adviser, on the terms and conditions set forth in this Agreement, for the portion of each of the Fund’s assets that the Adviser determines in its sole discretion to assign to the Sub-Adviser from time to time (referred to in this Agreement as the “Managed Portion”). The Adviser may, from time to time, increase or reduce the amount of the Managed Portion. The Sub-Adviser accepts these terms and agrees to render the services herein set forth and for the compensation provided on Schedule A to this Agreement.

(b) Subject to the supervision and control of the Adviser and the Board of Trustees (the “Trustees”) of the Trust, during the term of this Agreement, the Sub-Adviser, at its expense, will furnish continuously an investment program for the Managed Portion which shall at all applicable times meet the diversification requirements of Section 817(h) of Subchapter L, and Section 851 (b)(2) and (3) of Subchapter M, of the Internal Revenue Code of 1986 (the “Code”) solely with respect to the assets of each Fund which are under its management and based on information provided by the Fund’s administrator, custodian or other service providers and provided further that the Adviser acknowledges that Sub-Adviser is not the tax agent for the Funds. The Sub-Adviser will make investment decisions on behalf of the Managed Portion and place all orders for its purchase and sale of portfolio securities.

The Sub-Adviser will be an independent contractor and will not have authority to act for or represent the Trust or Adviser in any way or otherwise be deemed an agent of the Trust or Adviser, except as expressly authorized in this Agreement or another writing signed by the Adviser.

The Sub-Adviser may delegate certain of the Sub-Adviser’s duties hereunder to a Subadviser Affiliate, provided that any such arrangements are entered into in accordance with all applicable requirements of the 1940 Act. The Sub-Adviser acknowledges and agrees that any such delegation by the Sub-Adviser shall in no way relieve the Sub-Adviser of its duties and obligations hereunder, all such duties and obligations hereunder shall remain the sole responsibility of the Sub-Adviser as if no such delegation had occurred, Sub-Adviser shall at all times provide appropriate supervision and oversight of any such persons, and Sub-Adviser shall be fully responsible and liable for all actions or omissions to act by such persons. Sub-Adviser shall notify the Adviser promptly in writing at least ninety days in advance in the event that a Subadvisory Affiliate Agreement is to be amended in any material fashion. The Sub-Adviser acknowledges and agrees that the Subadviser Affiliates are not parties to this Agreement and are not intended beneficiaries of this Agreement and that they have no rights under this Agreement.

In addition to duties delegated to a Subadviser Affiliate, to the extent permitted by law, the Sub-Adviser may from time to time employ or associate itself with such other person or persons, including affiliates, as it believes to be particularly fitted to assist it in the execution or performance of its obligations under this Agreement; provided, however, that the use of such persons does not relieve the Sub-Adviser from any obligation or duty under this Agreement, and provided no such person serves or acts as an investment adviser separate from the Sub-Adviser or Subadviser Affiliates so as to require a new written contract pursuant to the 1940 Act and SEC interpretations. The Sub-Adviser shall remain liable for the performance of its obligations under this Agreement, and for the acts and omissions of its employees or associates.

(c) The Sub-Adviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Managed Portion (excluding determination of net asset value per share, portfolio accounting and shareholder accounting services). The Sub-Adviser shall be responsible for documented, commercially reasonable expenses relating to the printing and mailing of required supplements to the Fund’s registration statement, provided that such supplements relate solely to a change made by the Sub-Adviser that requires disclosure in the Fund’s registration statement before the Fund’s next annual update In the event that the Fund or other sub-advisers each require a supplement simultaneously, the expense of each supplement will be shared pro rata with such other subadviser(s) based upon the number of pages required by each such subadviser.

(d) The Sub-Adviser shall vote proxies relating to the Managed Portion’s investment securities in the manner in which the Sub-Adviser believes to be in the best interests of the Managed Portion, and shall review its proxy voting activities on a periodic basis with the Trustees. The Trust or Adviser may withdraw the proxy voting authority granted to the Sub-Adviser pursuant to this Section at any time upon written notice.

(e) The Adviser and each Fund authorize and empower the Sub-Adviser to direct the custodian to open and maintain accounts for trading in securities and other investments (“brokerage accounts”) will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein (except to the extent such transactions are effected in accordance with such policies or procedures as may be established by the Trustees and provided to the Sub-Adviser in advance.) In selecting brokers, dealers or futures commission merchants and placing orders for the purchase and sale of portfolio investments pursuant to services to be provided under this Agreement, the Sub-Adviser shall use its commercially reasonable best efforts to obtain the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. The Adviser reserves the right to direct the Sub-Adviser, upon written notice and acknowledgment by the Sub-Adviser of receipt of such notice, not to execute transactions through any particular broker(s) or dealer(s), and the Sub-Adviser agrees to comply with such request within ten business days of receiving written notice. In using its commercially reasonable best efforts to obtain the most favorable price and execution available, the Sub-Adviser, bearing in mind the Managed Portion’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration: price; the size of the transaction; the nature of the market for the security; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience and financial stability of the broker, dealer, or futures commission merchant involved; and the quality of service rendered by the broker, dealer or futures commission merchant in other transactions. Subject to such policies as the Trustees may determine and provide to the Sub-Adviser, the Sub-Adviser shall not be deemed to have acted impermissibly or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Managed Portion to pay a broker, dealer or futures commission merchant that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker, dealer or futures commission merchant would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, dealer or futures commission merchant, viewed in terms of either that particular transaction or the Sub-Adviser’s over-all responsibilities with respect to the Managed Portion and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion. The Sub-Adviser shall maintain records adequate to demonstrate compliance with this Section.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Managed Portion as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and/or better execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in compliance with Section 17(d) of the 1940 Act, Section 206 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the rules established thereunder, and pursuant to policies adopted by the Sub-Adviser and approved by the Trustees.

(f) Upon reasonable request, the Sub-Adviser will provide reasonable assistance to the Adviser as to its determination of the fair value of certain investments where market quotations are not readily available for purposes of calculating the net asset value of the Managed Portion in accordance with valuation procedures and methods established by the Trustees, provided that Adviser acknowledges that Sub-Adviser is not the valuation agent of the Funds.

(g) To the extent reasonably requested by the Adviser, the Sub-Adviser shall use its best efforts to furnish the Adviser and the Trustees with such information and reports as the Adviser reasonably deems appropriate or as the Trustees shall reasonably request regarding the management of the Managed Portion. The Sub-Adviser shall make its and the Subadviser Affiliates’ officers and employees available from time to time, including attendance at Trustees’ Meetings, at such reasonable times as the parties may agree to review the Funds’ investment policies (solely as they relate to the Managed Portion) and to consult with the Adviser or the Trustees regarding the investment performance of the Managed Portion.

(h) The Sub-Adviser shall not consult with any other sub-adviser to the Funds (other than Subadviser Affiliates) or any other account managed by the Adviser concerning the assets of the Funds, except as permitted by each Fund’s policies and procedures. Notwithstanding the foregoing, Sub-Adviser shall not be prohibited from consulting with any of its affiliates concerning transactions in securities or other assets generally (i.e., without reference to the Funds), and Sub-Adviser shall not be prohibited from consulting with any of the other covered advisers concerning compliance with paragraphs (a) and (b) of Rule 12d3-1 of the 1940 Act.

(i) In the performance of its duties, the Sub-Adviser shall be subject to, and shall perform in accordance with, the following (collectively, the “Investment Guidelines”): (i) provisions of the organizational documents of the Trust that apply to the Fund; (ii) the investment objectives, policies and restrictions of the Fund as stated in the Fund’s currently effective Prospectus and Statement of Additional Information (“SAI”); (iii) the federal securities laws, including without limit the 1940 Act, the Advisers Act, and the Commodity Exchange Act; (iv) any written instructions and directions of the Trustees, the Adviser, or Fund management; and (v) the Sub-Adviser’s general fiduciary responsibilities under applicable law; provided, however, that, in the case of (i) and (ii), Sub-Adviser shall only be subject to the extent that such documents have been actually provided to the Sub-Adviser in advance.

(j) Upon request, the Sub-Adviser shall provide reasonable assistance, but only with respect to the services provided pursuant to this Agreement, in the preparation of registration statements, prospectuses, shareholder reports, certain marketing materials and other regulatory filings, or any amendment or supplement thereto (collectively, “Regulatory Filings”) and shall provide disclosure for use in, or as may be required by, Regulatory Filings, including, without limitation, any requested disclosure related to the Sub-Adviser’s and the Subadviser Affiliates’

investment management personnel, portfolio manager compensation, Codes of Ethics, firm description, investment management strategies and techniques, and proxy voting policies.

(k) The Sub-Adviser shall reasonably endeavor to furnish the Adviser, the Board of Trustees and/or the Chief Compliance Officer of the Trust and/or the Adviser (the “CCO”) with such information, certifications and reports as such persons may reasonably deem appropriate or may request from the Sub-Adviser regarding the Sub-Adviser’s and the Subadviser Affiliates’ compliance with applicable law, including: (i) Rule 206(4)-7 of the Advisers Act; (ii) the federal securities laws, as defined in Rule 38a-1 under the 1940 Act; (iii) the Commodity Exchange Act; and (iv) any and all other laws, rules, and regulations, whether foreign or domestic, in each case, applicable at any time to the operations of the Sub-Adviser with respect to the provision of its services to the Managed Portion. Upon reasonable request, the Sub-Adviser shall make its and the Subadviser Affiliates’ officers and employees (including its Chief Compliance Officer) available to the Adviser and/or the CCO from time to time to examine and review the Sub-Adviser’s and the Subadviser Affiliates’ compliance program and its adherence thereto.

(l)     The Sub-Adviser shall have no power, authority, responsibility, or obligation hereunder to take any action with regard to any claim or potential claim in any bankruptcy proceedings, class action securities litigation, or other litigation or proceeding affecting securities held at any time in the Managed Portion, including, without limitation, to file proofs of claim or other documents related to such proceedings (the “Litigation”), or to investigate, initiate, supervise, or monitor the Litigation involving the Managed Portion, and Adviser acknowledges and agrees that no such power, authority, responsibility or obligation is delegated hereunder. Nevertheless, the Sub-Adviser agrees that it shall provide Adviser with reasonable assistance in furnishing any and all relevant documentation or information relating to the Litigation as may reasonably be requested by Adviser.

(m)     The Adviser hereby authorizes the Sub-Adviser to execute swap agreements with counterparties on the Fund’s behalf, as the Sub-Adviser deems appropriate from time to time in order to carry out the Sub-Adviser’s responsibilities under this Agreement. The Sub-Adviser is authorized, on behalf of the Fund, to execute, on its own behalf or on behalf of the Fund, account documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons in connection with Sub-Adviser’s duties under this Agreement. In such respect, Sub-Adviser shall act as the Adviser’s and the Fund’s agents and attorneys in fact. The Sub-Adviser is authorized, on behalf of the Fund, to enter into futures account agreements, ISDA master agreements and related documents, and to open accounts and take other necessary or appropriate actions related thereto, in accordance with Trust procedures.

(n)     The Adviser represents that the Fund is a “qualified eligible person” within the meaning of Commodity Futures Trading Commission (“CFTC”) Regulations Rule 4.7 and, as such, consents to the Sub-Adviser treating any futures accounts established by the Sub-Adviser in the name and on behalf of the Fund in accordance with the exemption contained in CFTC Regulations Rule 4.7.

(o)     With respect to any Fund that operates as a money market fund subject to Rule 2a-7 under the 1940 Act, the Sub-Adviser shall operate the Fund in compliance with the applicable provisions of such rule and shall provide such additional tests and reports (such as stress testing) as are required under the rule, under the Fund’s policies and procedures, or as reasonably requested by the Trustees or the Adviser.

2.	REPRESENTATIONS.

(a)     Representations of the Adviser. The Adviser represents, warrants and agrees as follows: (1) The Adviser has been duly authorized by the Trustees to delegate to the Sub-Adviser the provision of investment services to the Funds as contemplated in this Agreement; and (2) The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, all applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of any investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)     Representations of the Sub-Adviser. The Sub-Adviser represents, warrants and agrees as follows: The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, all applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of any investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(c)     The Trust acknowledges that it has received a copy of the Sub-Adviser’s current Form ADV at least 48 hours prior to the execution of this Agreement.

3.	OTHER AGREEMENTS.

The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

The Adviser agrees that Sub-Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Funds. The Adviser also acknowledges that Sub-Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Funds, and that Sub-Adviser will perform the services contemplated by this Agreement together with its duties under such other relationships.

4.	COMPENSATION TO BE PAID BY THE ADVISER TO THE SUB-ADVISER.

(a) As compensation for the services to be rendered by the Sub-Adviser under the provisions of this Agreement, the Adviser will pay to the Sub-Adviser a fee each month based on the Managed Portion’s average daily net assets during the month. Solely for the purpose of determining the promptness of payments, payments shall be considered made upon mailing or wiring pursuant to wiring instructions provided by the Sub-Adviser. Such fee shall be calculated by the Adviser in accordance with the fee schedule as set forth in Schedule A attached hereto.

(b) The fee shall be paid by the Adviser, and not by the Fund, and without regard to any reduction in the fees paid by the Fund to the Adviser under its management contract as a result of any statutory or regulatory limitation on investment company expenses or voluntary fee reduction assumed by the Adviser. Such fee to the Sub-Adviser shall be payable for each month within 10 business days after the end of such month. If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

5.	EFFECTIVE PERIOD; TERMINATION AND AMENDMENT OF THIS AGREEMENT.

(a) This Agreement shall become effective as of the date specified in Exhibit A and shall remain in full force and effect continuously thereafter until terminated.

(b) This Agreement shall continue from the effective dates specified in Exhibit A and renew for one-year terms and thereafter only so long as continuance is specifically approved: (i) at least annually by the Trustees, including a majority of the Trustees who are not interested persons, cast in person at a meeting called for the purpose of voting on such approval; or (ii) if presented to the Fund’s shareholders, by the affirmative vote of a majority of the Fund’s outstanding voting securities.

(c) This Agreement shall automatically terminate without the payment of any penalty in the event of: (i) its assignment; (ii) its delegation, unless the Adviser has by prior written consent agreed to the delegation; or (iii) termination of the Investment Management Agreement.

(d) This Agreement also may be terminated without the payment of any penalty: (i) by the Fund’s board of trustees or the vote of a majority of the Fund’s outstanding voting securities, on 60 days’ written notice to the Sub-Adviser or as otherwise permitted by the 1940 Act; (ii) by the Adviser on 60 days’ written notice to the Sub-Adviser; or (iii) by the Sub-Adviser on 60 days’ written notice to the Adviser.

(e) This Agreement may be amended by the mutual consent of the parties only if such amendment, if material, is specifically approved by the vote of: (i) a majority of the Trustees who are not interested persons; and (ii) a majority of the Fund’s outstanding voting securities (unless such approval is not required by Section 15 of the 1940 Act).

6.	CERTAIN INFORMATION.

The Sub-Adviser shall notify the Adviser in writing as soon as reasonably practicable of the occurrence of any of the following events: (a) the Sub-Adviser shall fail to be registered as an investment adviser under the Advisers Act and under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (b) the Sub-Adviser has a reasonable basis for believing that the Fund has failed to satisfy the diversification requirements under Section 851 (b)(2) and (3) of Subchapter M of the Code; (c) to the extent permitted by law, rules and regulations, the Sub-Adviser has notice of any material action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the Fund or any services the Sub-Adviser provides to the Fund; the resolution of which, in the Sub-Adviser’s reasonable view, will impact the Sub-Adviser’s ability to perform the services described in this Agreement and (d) any change in the portfolio managers for the Managed Portion.

7.	LIABILITY AND INDEMNIFICATION.

(a) Except as may otherwise be provided by the 1940 Act or the Advisers Act, in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties hereunder on the part of the Sub-Adviser and its affiliates, neither the Sub-Adviser nor its officers, directors, employees, agents or affiliates shall be subject to any liability to the Adviser, the Funds or to any shareholder of the Funds, for any act or omission in the course of, or connected with, rendering services hereunder.

(b) Notwithstanding Section 7(a), the Adviser and the Sub-Adviser each agree to indemnify the other party (and each party’s affiliates, employees, directors and officers) against any claim, damages, loss or liability (including reasonable attorney’s fees) arising out of any third party claims brought against an indemnified party that are found to constitute willful misfeasance, bad faith or gross negligence on the part of the indemnifying party, provided that the party seeking indemnification has not also engaged in willful misfeasance, bad faith or gross negligence relating to such claim.

(c) The Sub-adviser shall not be obligated to perform any service not described in this Agreement, and shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

8.	RECORDS; RIGHT TO AUDIT.

(a) The Sub-Adviser agrees to maintain in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to investments made by the Sub-Adviser for the

Managed Portion that are required to be maintained by the Fund pursuant to the requirements of Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records maintained on the Funds’ behalf are the property of the respective Fund, and the Sub-Adviser will surrender as soon as reasonably practicable upon request to such Fund any such records upon the Fund’s reasonable request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser will use records or information obtained under this Agreement only for the purposes contemplated hereby, and will not disclose such records or information in any manner other than expressly authorized by the Fund to which such records or information pertain, or if disclosure is expressly required by applicable federal or state regulatory authorities, or by this Agreement. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer all such records to any entity designated by the Adviser upon the termination of this Agreement. Notwithstanding the foregoing, Sub-Adviser has no responsibility for the maintenance of the records of the Fund, except for those related to the Managed Portion.

(b) The Sub-Adviser agrees that all accounts, books and other records maintained and preserved by it as required hereby will be subject upon reasonable request, and from time to time, to such reasonable periodic, special and other examinations by the SEC, the Fund’s auditors, any Fund representative, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Fund.

9.	CONFIDENTIAL INFORMATION.

The Sub-Adviser shall not disclose, or allow to be disclosed, to any third party material non-public information obtained under this Agreement with respect to the Fund, the Trust or the Adviser, including, without limitation, the “non-public portfolio holdings,” except: (a) with the prior written consent of the Adviser; (b) as required by applicable federal or state law, regulation, court order, or the rules and regulations of any governmental body or official having jurisdiction over the Sub-Adviser; or (c) if such third party agrees in writing with the Sub-Adviser to keep such information confidential and to not trade based upon such information. “Non-public portfolio holdings” means portfolio holdings information that has not been made public by having been previously filed with the SEC.

Each party to the Agreement shall keep confidential all confidential information concerning the other party and will not use or disclose such information for any purpose other than the performance of its obligations and duties hereunder, unless the non-disclosing party has authorized such disclosure or if such disclosure is compelled by subpoena or is expressly required or requested by applicable federal or state regulatory authorities. The receiving party may disclose or disseminate the disclosing party’s confidential information to its employees and agents that have a legitimate need to know such confidential information in order to assist the receiving party in performing its obligations under this Agreement.

10.	MARKETING MATERIALS.

(a) The Fund shall furnish to the Sub-Adviser, prior to first use, each piece of advertising, supplemental sales literature or other promotional material in which the Sub-Adviser or any of its affiliates is named. Additionally, if substantive changes are made to such material thereafter, the Fund shall furnish to the Sub-Adviser the updated material. No such material shall be used except with prior written permission of the Sub-Adviser or its delegate. The Sub-Adviser agrees to respond to any request for approval as soon as reasonably practicable. Failure by the Sub-Adviser to respond within ten (10) business days to the Fund shall relieve the Fund of the obligation to obtain the Sub-Adviser’s prior written permission.

(b) The Sub-Adviser shall furnish to the Fund, prior to use, each piece of the Sub-Adviser’s advertising, supplemental sales literature or other promotional material in which the Fund, the Adviser or any of the Adviser’s affiliates is named. No such material shall be used except with prior written permission of the Fund or its delegate. The Fund agrees to respond to any request for approval on a prompt and timely basis. Failure by the Fund to respond within ten (10) business days to the Sub-Adviser shall relieve the Sub-Adviser of the obligation to obtain the Fund’s prior written permission.

11.	USE OF THE NAME BLACKROCK.

It is understood and hereby agreed that “BlackRock” and any derivative or logo or trademark or service mark or trade name, are the valuable property of the Sub-Adviser and its affiliates for copyright and other purposes and may not be used by the Adviser or its affiliates without Sub-Adviser’s prior written approval. The Adviser further agrees that, in the event that the Sub-Adviser shall cease to act as an investment adviser with respect to the Managed Portion, both the Adviser and the Fund shall promptly take all necessary and appropriate action to change their product names to names which do not include “BlackRock” or any derivative or logo or trademark or service mark or trade name, provided, however, that the Adviser and the Fund may continue to use the word “BlackRock” or any derivative or logo or trademark or service mark or trade name if the Sub-Adviser consents specifically in writing to such use. Notwithstanding the foregoing, either while the Sub-Adviser acts as an investment adviser or after the Sub-Adviser ceases to act as an investment adviser, the Adviser, the Funds, or the Trust may use the “BlackRock” name without written approval of the Sub-Adviser if such usage is for the purpose of meeting a disclosure obligation under laws, rules, regulations, statutes and codes, whether state or federal.

12.	GOVERNING LAW.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles, and the applicable provisions of the 1940 Act or other federal laws and regulations which may be applicable. To the extent that the applicable law of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act or other federal laws and regulations which may be applicable, the latter shall control.

13.	SEVERABILITY/INTERPRETATION.

If any provision of this Agreement is held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by an SEC rule, regulation or order, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

14.	NOTICES.

Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be given in writing, delivered, or mailed to the other party, or transmitted by facsimile to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

If to the Sub-Adviser:

BlackRock Advisors, LLC

55 East 52nd Street

New York, NY 10055

Attn: Danielle Nefouse

BlackRock Advisors, LLC

1 University Square Drive

Princeton, NJ 08540

Attn: Rachel Ricci

If to the Adviser:

Kevin Adamson

President and Chief Operating Officer, Funds Management

Lincoln Variable Insurance Products Trust

1300 S. Clinton Street

Fort Wayne, Indiana 46801

With a copy to:

Chief Counsel - Funds Management

Lincoln Investment Advisors Corporation

150 N. Radnor-Chester Road

Radnor, PA 19087

15.	COUNTERPARTS.

This Agreement may be executed in counterparts and each counterpart shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

16.	ENTIRE AGREEMENT.

This Agreement, together with any Schedules or Exhibits hereto, represents the entire Agreement between the parties, and supersedes any other written or oral communications between the parties with respect to the subject matter contained herein.

17.	CERTAIN DEFINITIONS.

For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the meaning defined in the 1940 Act, and subject to such orders or no-action letters as may be granted by the SEC and/or its staff.

IN WITNESS WHEREOF, the parties have caused this instrument to be signed by their duly authorized representatives on the dates noted below, effective as of the day and year first above written.

LINCOLN INVESTMENT ADVISORS CORPORATION

By: /s/ Kevin J. Adamson

Name: Kevin J. Adamson

Title: President

Date: March 11, 2016

BLACKROCK ADVISORS, LLC
By: /s/ Thomas Callahan

Name: Thomas Callahan

Title: Managing Director

Date: March 21, 2016

SCHEDULE B

Trading Annex

1.	Trading Agreements

1.1

Authorization. Subject to the Investment Guidelines, to the extent BlackRock is permitted to transact in a particular investment product (each such transaction, an “Authorized Transaction” and each such product, an “Authorized Product”), the Adviser hereby authorizes and appoints BlackRock to act as agent for and on behalf of the Trust and in the name of the Client, to:

(i)

Enter into Trading Agreements     negotiate, enter into and amend any trading agreement, including without limitation any collateral agreement or arrangement (whether by title transfer or security interest), for Authorized Products determined by BlackRock to be necessary or advisable, as well as any affirmation platform and middleware provider agreements, trading platform and exchange agreements, clearinghouse agreements or similar types of agreements to which the Trust is a party (collectively, “Trading Agreements”);

(ii)

Effect Transactions in Authorized Products     purchase, sell, settle, close-out and generally deal in any manner with any and all Authorized Products, perform any and all obligations and exercise any and all rights under the Trading Agreements, and sign, deliver, give and receive instructions in respect of payments and transfers for Authorized Products; and

(iii)

Open Accounts     establish one or more accounts in the name of the Trust, with such brokers or dealers as BlackRock deems advisable, for the purpose of trading Authorized Products, and to complete and execute all account opening documents and agreements, and provide relevant “know your customer” and other information regarding Trust and its account(s), as required or advisable.

1.2

Aggregation of Orders and “Block” Execution.     The Adviser acknowledges and agrees that, subject to the Investment Guidelines and consistent with its fiduciary duties to the client and with its internal policies and procedures regarding fairly and equitably allocating investment opportunities among its clients, BlackRock is authorized and permitted in its discretion to aggregate or bunch orders for the Trust with similar orders for other BlackRock clients, and/or to execute single or bunched orders as “block” transactions, which may be subject to different trading or regulatory treatment than those applicable to smaller “non-block” transactions, and where applicable, to allocate such bunched or block orders among accounts following execution.

1.3

Delegation of Trade Execution.     The Adviser acknowledges and agrees that BlackRock may delegate trade execution and other functions under or in connection with any Trading Agreement to other entities directly or indirectly wholly owned by

BlackRock, Inc.; provided that any such delegation shall in no way relieve BlackRock of any of its obligations hereunder.

1.4	Trading Agreement Disclosures. The Adviser represents that it has read, understands and acknowledges the Trading Agreement Disclosures in Schedule C hereto.

2.	Trust Representations for Trading Agreements

2.1

Trading Agreements typically require BlackRock to provide certain representations and warranties on behalf of the Trust. In order to enable BlackRock to make such representations on the Trust’s behalf, the Adviser acknowledges, represents, warrants and agrees that:

(i)

it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation, and if relevant in such jurisdiction, is in good standing, and it has the power and authority to engage in the Authorized Transactions and to perform all obligations relating to the Authorized Transactions;

(ii)

the execution, delivery and performance of the Trading Agreements and Authorized Transactions by BlackRock on the Trust’s behalf will not violate or conflict with any law, rule or regulation applicable to the Trust, any provision of Trust’s constitutional documents, any order or judgment of any court or other agency of government applicable to Trust or any contractual restriction applicable to Trust or its assets;

(iii)	the Trust owns and invests, on a discretionary basis, at least USD 100 million in securities (excluding securities issued by its affiliates);

(iv)

subject to the Investment Guidelines, assets it has provided to BlackRock for management may be transferred by BlackRock as collateral or margin free and clear of any lien, pledge, claim, charge or encumbrance granted directly by it; and

(iv)	the Trust is not insolvent or bankrupt or otherwise subject to an insolvency, bankruptcy or similar proceeding, whether voluntary or involuntary.

2.2

The Adviser shall provide such Trust financial or other information and documentation (including, without limitation, tax forms) as required by BlackRock pursuant to the Trading Agreements and shall promptly notify BlackRock in writing in the event any information provided becomes incorrect or misleading in any material respect.

Schedule C Trading Agreement Disclosures

Form of Trading Agreements.

To the extent the Adviser has authorized BlackRock to enter into one or more Trading Agreements, unless otherwise agreed with the Adviser, BlackRock will add the Trust to forms of Trading Agreements that it has negotiated on behalf of its clients generally. Such agreements may be amended from time to time at BlackRock’s discretion.

Such agreements typically include certain representations, warranties, waivers, indemnities and other provisions addressing, among other things, governing law, jurisdiction, waiver of trial by jury, arbitration and waiver of sovereign immunity. Unless otherwise agreed with the Adviser, as agent for the Trust under the Trading Agreements BlackRock expects to, among other things:

(i) consent to the use of New York or English law as the governing law of the agreement;

(ii) consent to the jurisdiction of the courts of New York State and federal courts located in

            New York City, or the courts of England;

(iii) agree to waive rights to trial by jury;

(iv) agree to binding arbitration; and

(v) agree to a waiver of certain immunities (including sovereign immunity).

Trade Reporting

In the event that an authorized product is subject to trade reporting in a particular jurisdiction, the Adviser understands and acknowledges that Trust’s counterparties to such trades, or other market participants such as clearinghouses, trading platforms or affirmation platforms, may be required to report details of such trades, including, without limitation, disclosing trade information to a registered “swap data repository” or “trade repository” and/or to relevant regulators, and that such disclosures could result in certain anonymous transaction and pricing data becoming available to the public.

Select Trading Venues and Intermediaries

BlackRock will select trading and clearing venues, counterparties and intermediaries and make such elections or determinations regarding the manner in which authorized transactions are executed as BlackRock believes is advisable or necessary under applicable law. The Adviser understands that the use of certain trading venues, counterparties or intermediaries may subject the Trust to certain rules or jurisdictions that it may not otherwise have been subject.